EXHIBIT 10.6

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made between Avid Bioservices, Inc. (“Company”) and Roger J. Lias, Ph.D. (“Executive”) in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship.

RECITALS

A.	Executive resigned as the President and Chief Executive Officer of the Company effective May 7, 2019 (the “Resignation Date”).

B.	Executive’s employment was terminated effective on the Resignation Date as the result of a mutual agreement to resign.

C.	Pursuant to the terms of Executive’s employment with the Company, Executive is entitled to certain severance benefits in exchange for a general release of all claims. This Agreement is therefore entered into by the Company and Executive to document the parties’ agreement regarding the terms of Executive’s separation from the Company.

NOW, THEREFORE, IN RELIANCE OF THE ABOVE RECITALS AND IN CONSIDERATION of the promises, covenants and agreements herein contained, the Company and Executive agree as follows:

1.                  Except as provided below, Executive acknowledges the receipt of all wages, salary, bonuses, benefits, expense reimbursement or any other monies owed by Company to Executive. Aside from the severance benefits described below, Executive acknowledges that he is not entitled to any additional future compensation other than (i) his earned bonus for fiscal year 2019, the amount of which will be determined in connection with the audit of the Company’s financial statements and which shall be paid to Executive concurrent with the Company’s payment of fiscal year 2019 bonuses to its other executive officers, and (ii) the reimbursement of business expenses not submitted by Executive as of the Resignation Date. Executive agrees to submit all such remaining business expenses for reimbursement within fourteen (14) days of the Resignation Date, which expenses shall be promptly reimbursed by the Company.

2.                  Executive has returned all Company property remaining in Executive’s possession, including but not limited to credit cards, computer hardware, memory or storage devices, software, keys, and documents regardless of medium (and all copies). Executive hereby represents that: (1) he has not knowingly retained in his possession any such property, including backups thereof in any form (including, cloud-based, printed or electronic); (2) he did not upload/download any such property for any reason other than for legitimate and proper purposes pursuant to his employment with the Company (and any property so legitimately uploaded/downloaded has either been returned or destroyed); (3) he did not transfer such property to any other person or entity (who at the time was not expressly authorized by the Company to have possession of such property) other than for legitimate and proper purposes pursuant to his employment with the Company; and (4) any such property has either been returned to the Company or has been deleted/destroyed. Executive also agrees to promptly return any subsequently discovered Company property.

3.                  In consideration for the general release and promises and representations of Executive as described in this Agreement, the Company will provide Executive the following severance benefits: (i) Executive shall continue to be a paid his base salary less any applicable payroll taxes and withholdings on the Company’s regular paydays for a period of twelve months from the Resignation Date; (ii) the Company shall provide and pay the cost of COBRA continuation coverage for Executive and his family at his current coverage levels for a period of twelve (12) months until May 7, 2020 or until Executive is eligible for coverage with another employer, whichever is earlier; (iii) per the terms of his employment, the Company shall (A) pay to Executive the fifty thousand dollar ($50,000) relocation bonus, less required federal and California income tax withholdings and other payroll deductions within three business days following written confirmation from Executive that his family has permanently relocated to Orange County, California and (B) subject to Company’s receipt of invoices, reimburse Executive for actual relocation expenses incurred in an amount not to exceed fifty thousand dollars ($50,000) plus the relocation of up to two cars from North Carolina to California, not to exceed $2,000 per car; (iv) Executive shall have until May 7, 2020 to exercise any stock options that have vested as of Resignation Date; and (v) the Company shall continue to pay the monthly rent on Executive’s temporary residence in Irvine, California, to September 12, 2019, which shall be grossed up for federal and California income taxes and included in his taxable earnings, consistent with past practices (collectively the “Severance”). This Severance will only be paid (or received) if Executive signs and returns this Agreement and does not exercise his right of revocation under paragraph 12 of this Agreement.

1

4.                  In exchange for the Severance benefits and the promises contained herein, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, and all parent, subsidiary, sister, and affiliated corporations and entities of the Company, as well as all of its past, present or future agents, officers, directors, shareholders, employees, representatives, and attorneys, and all persons acting by, though, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected that Executive can lawfully release, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; 42 U.S.C. § 1981; the California Fair Employment and Housing Act; Section 503 of the Rehabilitation Act of 1973; the Americans With Disabilities Act, as amended; the Fair Labor Standards Act (including the Equal Pay Act); the California Constitution; the California Labor Code, including Labor Code section 132a; the Family Medical Leave Act; the California Family Rights Act; the Genetic Information Non-Discrimination Act; the National Labor Relations Act; the Lilly Ledbetter Fair Pay Ac of 2009; the Fair Credit Reporting Act; the False Claims Act; the Sarbanes-Oxley Act; the Uniformed Services Employment and Reemployment Rights Act; the Labor Code Private Attorneys General Act of 2004; the California Business and Professions Code; the Executive Retirement Income Security Act, as amended; the Workers Adjustment & Retraining Notification Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; wage claims of all types, whether for non-payment, late payment, overtime, rest periods, meal periods, bonuses, deductions and/or penalties; wrongful termination in violation of public policy; and unfair business practices (collectively, “claim” or “claims”) which Executive now has, or claims to have, or which Executive at any time heretofore had, or claimed to have, or which Executive at any time hereafter may have, own or hold, claim to have, own or hold against any of the Releasees, including but not limited to claims which arise out of or relate to Executive’s employment by the Company or any matter or thing that was or could have been alleged as of the date this Agreement is fully executed. This release expressly waives any and all claims Executive may now have against the Company regardless of the nature, source, or basis for any such claim, including but not limited to claims for wages, salary, bonuses, commissions, expense reimbursement or any other monies owed by the Company to Executive. Executive may participate in any manner in any charge or complaint, or any investigation of a charge or complaint by any local, state, or federal agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (“SEC”). This includes providing documents or other information, without notice to the Company. Executive waives any claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation, excluding an award for information provided to the SEC under SEC Rule 21F-17. This release however does not waive Executive’s rights to unemployment or any rights that may not be released by private agreement. Nothing in this Agreement affects any vested rights Executive has in any retirement, welfare or benefit plans or programs of the Company as of Executive’s termination date. Further, this release does not cover any claims the Executive may have arising from the Company’s breach of this Agreement, or any of the representations or warranties contained herein.

5.                  During the period in which Executive is receiving Severance, Executive agrees that, without the prior written consent of the Board of Directors of the Company, he will not (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in direct competition with the Company other than as a 5% or less equity stakeholder; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the Resignation Date, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company. For purposes of this paragraph, a business will be deemed to be in competition with the Company if it is in the business of providing services for contract development relating to and/or manufacturing of recombinant protein/monoclonal bulk drug substance. Executive acknowledges that this paragraph survives the termination of Executive's employment and is enforceable by the Company at any time as long as it remains in effect. For the avoidance of doubt, Executive and Company agree that Executive may go to work for a business deemed to be a competitor with the Company, provided that Executive does not use any of the Company’s proprietary or competitive information. In the event that Executive does go to work for a competitor, Company shall have no further obligation to continue to provide to Executive the severance benefits set forth in clauses (i) and (ii) of Section 3 above.

2

(i)         Executive and the Company agree that the covenant set forth in Section 5 above is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to what the court determines is not reasonable and to enforce the remainder of the covenant as so amended.

(ii)        Executive agrees that any breach of the covenants contained in this paragraph 5 and in paragraph 6 below would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law and equity, obtain an injunction, without the posting of a bond or other security, against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

6.                  Executive acknowledges that he continues to be bound by his ongoing obligations under the terms of his employment not to use or disclose Company confidential information or trade secrets so long as the same have not become generally known to the public. Confidential information includes all nonpublic information and material which is proprietary to the Company relating to its past, present or future business activities. Trade secrets means any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

7.                  Executive understands that the severance benefits are additional benefits for which Executive is not eligible unless Executive elects to sign this Agreement. Executive further acknowledges and agrees that the payment (or receipt) of the Severance satisfies any obligations Company may have had to Executive pursuant to the terms of his employment.

8.                  Executive hereby agrees and acknowledges that Executive may have had access to confidential and proprietary information relating to the Company, including but not limited to customer lists, business strategies and plans, financial projections and budgets, capital raising activities, confidential board of director and executive management deliberations and other material non-public information, computer programs, source codes and other computer-stored data, accounts payable data, payroll information, personnel information, pricing and other contract terms, as well as the existence of this Agreement and its terms. Executive acknowledges that this information is confidential and proprietary and Executive agrees not to disclose it, nor allow it to be disclosed, communicated or otherwise conveyed to any third parties except as may be required by law, excepting only necessary communication to Executive’s attorney, accountant, or tax advisor, each of whom Executive agrees to notify of this confidentiality provision and receive their agreement thereto before providing the necessary confidential or proprietary information. Executive further agrees to immediately inform the Company in writing of any unauthorized disclosure of, or access to, the Company’s confidential or proprietary information described above. Executive hereby agrees that the disclosure of the Company’s confidential or proprietary information shall cause serious damage to the Company. The foregoing shall supplement any existing confidentiality agreement between the parties hereto and shall survive the full payment of all sums paid hereunder.

9.                  Executive acknowledges and agrees that Executive has no pending lawsuit, administrative charge, or complaint against the Company or any of the other Releasees, in any court or with any governmental agency. Executive also agrees that, to the extent permitted by law, Executive will not allow any lawsuit, administrative charge, or complaint to be pursued on Executive’s behalf. Executive further agrees that Executive will not participate, cooperate, or assist in any litigation against the Releasees in any manner, to the extent permitted by law. If lawfully subpoenaed by a court of this jurisdiction, Executive agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.

10.                Executive affirms and warrants that, except as set forth in Section 1, he has appropriately received all compensation, wages, overtime pay, breaks, benefits and other payments to which he was entitled, including, but not limited to, those under the Fair Labor Standards Act and any other federal, state, or local wage and hour law, regulation or ordinance. Executive further affirms and warrants that he has appropriately received any leave (paid and unpaid) to which he was entitled, including, but not limited to, leave under the Family and Medical Leave Act and any other federal, state, or local leave or disability accommodation law, regulation or ordinance.

3

11.               It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that Executive agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release includes a release under § 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

12.                This Agreement is intended to release and discharge any claims of Executive under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

A.	Executive acknowledges that Executive has read and understands the terms of this Agreement.

B.	Executive acknowledges that Executive has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Executive deems necessary concerning this Agreement.

C.	Executive acknowledges that Executive has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly, and voluntarily. The Parties agree that any changes to the Agreement, whether material or immaterial, do not restart this twenty-one (21) day consideration period.

D.	For a seven day period following the execution of this Agreement by Executive, Executive may revoke this Agreement by delivering a written notice of revocation within that time to Lorna Larson at 2642 Michelle Drive, Tustin, California 92780, if Executive so chooses. This Agreement shall not become effective until the seven days have passed without a revocation being received. This Agreement will be revoked in its entirety if such notice is given, and the Company will have no obligation to take any of the actions and/or make any payment provided by this Agreement.

13.                The terms of the Agreement shall be confidential. Accordingly, Executive agrees to not make any public statement about, not disclose to any third party, the fact of, or contents or terms of this Agreement, unless necessary to implement or enforce its terms, or to seek tax or legal advice regarding this Agreement. Executive further agrees that Executive will not disparage, defame, or otherwise detrimentally comment upon the Releasees, including their business practices or products in any manner. Similarly, the Company agrees that it will not disparage, defame, or otherwise detrimentally comment upon Executive in any manner. Each of Company and Executive acknowledges that such comment shall cause serious damage to the other party. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company has certain disclosure obligations under the Securities and Exchange Act of 1934, as amended, and intends to promptly file a Current Report on Form 8-K to disclose certain of the Severance benefits provided Executive hereunder.

14.                It is understood and agreed that this Agreement is not an admission of liability by the Company or any Releasee and shall not be used or construed as such in any proceeding.

4

15.               Executive is not aware, to the best of Executive’s knowledge, of any conduct on Executive’s part or on the part of another Company employee that violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Executive acknowledges that Executive is not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action.

16.                This Agreement is intended to comply with Section 409A of the Code, or with an exemption thereto, and, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with that intent. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the payments described in paragraph 3 are subject to Section 409A of the Code, no such payments will be made prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)(applying the default rules of Treasury Regulation Section 1.409A-1(h)). In addition, if the payments described paragraph 3 are subject to Section 409A of the Code, and if Executive is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of his termination of employment, such payments shall not begin until the first day of the seventh month following his “separation from service.” Installment payments shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Executive acknowledges that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments made pursuant to this Agreement, including by operation of Section 409A of the Code. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Any expenses that are to be reimbursed pursuant to this Agreement that are subject to Section 409A of the Code shall: (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive; and (iii) not be subject to liquidation or exchange for any other benefit.

17.                This Agreement shall be construed under the laws of the State of California.

18.               If any disagreement, controversy, claim, action, proceeding or dispute between Executive and any Releasee, is brought to interpret or enforce the provisions of this Agreement, the prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.

19.               Executive agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

20.               In the event that any provision of this Agreement shall be found to be unenforceable, that provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

21.               This Agreement contains the entire agreement between the parties on the subjects addressed in this Agreement and replaces any other prior agreements between the parties with the exception of Executive’s confidentiality agreements with the Company. This Agreement may only be modified in a written in a written document signed by an officer of the Company.

22.               Executive certifies that Executive has read and understands all of this Agreement, has received any advice or counsel Executive deems necessary regarding this Agreement, and is entering into this Agreement freely and voluntarily, intending to be bound by its terms.

By signing this Agreement before the twenty-one (21) day period described above in paragraph 12(C) expires, Executive waives his right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement. In any case, however, Executive retains the right to revoke this Agreement within seven days, as described above in paragraph 12(D).

5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: June 12, 2019	/s/ Roger J. Lias
Roger J. Lias, Ph.D.

Avid Bioservices, Inc.

Dated: June 12, 2019	/s/ Richard B. Hancock
Name: Richard B. Hancock
Title: Interim President and Chief Executive Officer

6